POWER OF ATTORNEY

The undersigned [illegible] Pedro Gomes [illegible]

[illegible] and Ana Paula Alves Carneiro [illegible] as the undersigned's [illegible]

lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution [illegible]

[illegible] resubstitution, for the undersigned [illegible]

[illegible] including any amendments and exhibits thereto, and any other related [illegible] necessary or appropriate [illegible]